Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of RAIT Financial Trust. The undersigned also agree that this Joint Filing Agreement applies to all subsequent amendments to the related Schedule 13D.

EXECUTED this 28th day of March, 2014.

Almanac Realty Securities VI, L.P.

By:	Almanac Realty Partners VI, LLC, its general partner

By:	/s/ Matthew W. Kaplan
Name:	Matthew W. Kaplan
Title:	Managing Member

Almanac Realty Partners VI, LLC

By:	/s/ Matthew W. Kaplan
Name:	Matthew W. Kaplan
Title:	Managing Member

ARS VI Investor I, LP

By:	/s/ Henry C. Herms
Name:	Henry C. Herms
Title:	Treasurer

ARS VI Investor I GP, LLC

By:	/s/ Henry C. Herms
Name:	Henry C. Herms
Title:	Authorized Person

/s/ Matthew W. Kaplan
Matthew W. Kaplan